Contact:
                                                  Daniel Drum,
                                                  Investor Relations
                                                  Seven Seas Petroleum Inc.
                                                  713-622-8218

FOR IMMEDIATE RELEASE

                      SEVEN SEAS ANNOUNCES ESCUELA 2 UPDATE

July 29, 2002 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (AMEX: "SEV") announced today that the Company has resumed drilling on the Escuela 2 exploration well. The well is currently drilling at 18,808 feet in interbedded sandstones and siltstones. Shortly after drilling in new formation below the 7-5/8 inch liner, there was a gas show of 12 percent with traces of heavier hydrocarbons (C2-C5) and an approximate 35 barrel influx of fluid. Initial analysis of the fluid entering the wellbore indicates water with a skim of oil.

     The Company believes that the geological information available at this time is not conclusive enough to determine the exact stratigraphic and structural position of the bottom of the wellbore. However, Seven Seas believes it is likely that the Cambao fault has not been encountered and the Escuela 2 is currently drilling in the lower part of the Cretaceous Villeta formation. A review of drilling samples and paleontological work is being carried out on a continual basis to aid in the geological interpretation.

     Seven Seas plans to continue drilling to a total depth of approximately 19,500 feet, provided wellbore conditions permit. When the well reaches total depth, the Company plans to run electric logs for further evaluation.

     Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America. The Company's primary emphasis is on the development and production of the Guaduas Oil Field and exploration of the Subthrust Dindal Prospect, both of which are located in Colombia's prolific Magdalena Basin.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.

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